EXHIBIT 14.1

The Board of Directors
Change Technology Partners, Inc.:

We consent to the use of our report dated February 14, 2002, with respect to the consolidated balance sheets of Change Technology Partners, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and redeemable preferred stock, and cash flows for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
KPMG LLP
New York, New York
April 24, 2002

Independent Auditors’ Consent

The Board of Directors
Broadstream, Inc.:

We consent to the use of our report dated February 14, 2002, with respect to the balance sheets of Broadstream, Inc. (a company in liquidation) as of December 31, 2001 and 2000, and the related statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2001 and for the period from January 7, 2000 (inception) through December 31, 2000, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 14, 2002 contains an explanatory paragraph that states that the assets of the Company were foreclosed on by NetPro Holdings, Inc. on November 30, 2001, and the Company commenced liquidation shortly thereafter. As a result, the Company changed the basis of its accounting from the going-concern basis to the liquidation basis as of December 31, 2001. The Company has liabilities remaining as of December 31, 2001 and does not appear to have any sources of funding to settle these obligations. The financial statements of the Company do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP KPMG LLP

Los Angeles, California
April 24, 2002

Independent Auditors’ Consent

The Board of Directors
NetPro Holdings, Inc.:

We consent to the use of our report dated February 14, 2002, except as to the third paragraph of note 1(a), which is as of March 22, 2002, with respect to the balance sheet of NetPro Holdings, Inc. (a development stage company) as of December 31, 2001, and the related statement of operations, stockholders’ deficit and cash flows for the period from November 13, 2001 (inception) through December 31, 2001, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 14, 2002 contains an explanatory paragraph that states that the Company suspended operations in March 2002 and is currently evaluating alternatives with respect to its remaining assets. The Company has written off substantially all of its remaining assets due to the uncertainty surrounding the realization of these assets, and has remaining liabilities as of December 31, 2001. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments for additional liabilities that might result from the suspension of operations or the outcome of these uncertainties.

/s/ KPMG LLP KPMG LLP

Los Angeles, California
April 24, 2002